Exhibit 99.1

Polo Ralph Lauren Reports Third Quarter Fiscal 2011 Results

—	Third Quarter Revenues Grew 24% to $1.5 Billion and Comparable Store Sales Rose 15%

—	Third Quarter Diluted EPS Increased 56% to $1.72

—	The Company’s Board of Directors Authorizes an Increase of Its Quarterly Cash Dividend and an Additional $250 Million Stock Repurchase Program

—	The Company Raises Its Fiscal 2011 Profit Outlook

NEW YORK--(BUSINESS WIRE)--Feb. 9, 2011-- Polo Ralph Lauren Corporation (NYSE:RL) today reported net income of $168 million, or $1.72 per diluted share, for the third quarter of Fiscal 2011, compared to net income of $111 million, or $1.10 per diluted share, for the third quarter of Fiscal 2010.

Net income for the first nine months of Fiscal 2011 rose 35% to $494 million from $365 million in the comparable period last fiscal year. Net income per diluted share of $5.01 in the first nine months of Fiscal 2011 was 39% greater than the $3.60 reported in the prior year period.

“Today’s results reflect 43 years of work developing and delivering high quality luxury products, but if feels like we are just beginning,” said Ralph Lauren, Chairman and Chief Executive Officer. “Our Company is always looking to the future, innovating with new merchandise categories, creating exciting new shopping experiences and developing important new regions of the world. The response to our new global flagship stores has been overwhelmingly positive, and I am thrilled with the reception we’ve experienced with our luxury accessories products. I look forward to continuing to raise the bar on how we excite our customers and deliver returns for our shareholders,” Mr. Lauren added.

“Our exceptional third quarter and year to date results confirm we are gaining substantial and profitable market share around the world,” said Roger Farah, President and Chief Operating Officer. “Our teams are effectively executing against bold long-term growth strategies across products, channels and regions while managing the day-to-day with incredible precision. Having assumed direct control of our South Korean distribution on January 1, 2011, we have completed an important initial phase of a broader Asian strategy that is expected to transform our Company over the long term. The Board’s decision to double the Company’s quarterly cash dividend and increase its share repurchase authorization reflects its confidence in our operating strategies and future prospects.”

In a separate press release issued today, the Company announced its Board of Directors has declared an increase in the regular quarterly cash dividend on the Company’s Common Stock to $0.20 per share from $0.10 per share. The Company’s Board of Directors also authorized an additional $250 million stock repurchase program.

Third Quarter and Nine Months Fiscal 2011 Income Statement Review

Net Revenues. Net revenues for the third quarter of Fiscal 2011 were $1.5 billion, 24% greater than net revenues for the comparable period last year. The increase in net revenues primarily reflects higher global wholesale shipments and growth in retail sales worldwide.

Net revenues for the first nine months of Fiscal 2011 were $4.2 billion, 16% greater than the comparable period of Fiscal 2010. The increase in net revenues primarily reflects higher global wholesale shipments and growth in retail sales worldwide that were partially offset by an approximate 1% net unfavorable effect of foreign currency translation.

—
Wholesale Sales. Wholesale sales of $676 million in the third quarter were 21% above the prior year period. Higher domestic and European shipments for our core apparel products and increased domestic accessories shipments were the largest contributors to growth.

For the first nine months of Fiscal 2011, wholesale sales were $2.0 billion, 13% above the prior year period. The year-over-year increase in wholesale sales reflects higher worldwide shipments of men’s and women’s apparel and increased accessories shipments in the United States that were partially offset by an approximate 1% net unfavorable effect of foreign currency translation.

—
Retail Sales. Retail sales rose 29% to $822 million from $635 million in the third quarter last year, reflecting comparable store sales growth, the contribution from new stores and incremental revenues from newly transitioned Asian operations.  Comparable store sales, which include reclassified Japanese concession shops, increased 15%, reflecting 7% growth at Ralph Lauren stores, 15% expansion at factory stores and 12% growth at Club Monaco stores. RalphLauren.com sales increased 33% in the third quarter of Fiscal 2011.

Retail sales for the first nine months of Fiscal 2011 were $2.1 billion, 21% above the prior year period. Comparable store sales for the first nine months of Fiscal 2011 rose 10%, reflecting a 3% increase at Ralph Lauren stores, 11% growth at factory stores and 15% expansion at Club Monaco stores. RalphLauren.com sales grew 24% over the comparable nine month period last year.

—
Licensing. Licensing royalties in the quarter increased 4% to $50 million from $48 million in the third quarter last year. Higher domestic product licensing royalties were partially offset by lower international licensing royalties due to the transition of certain formerly licensed Asian operations.

Licensing royalties in the first nine months of Fiscal 2011 were down 2% to $134 million from $137 million in the prior year period. Lower international and home product licensing revenues were partially offset by higher global product licensing royalties.

Gross Profit. Gross profit for the third quarter of Fiscal 2011 rose 25% to $908 million from $724 million in the prior year period. Gross profit margin increased 40 basis points to 58.6% from 58.2% in the third quarter last year. The expansion in gross profit margin primarily reflects improved domestic retail segment margins and overall channel mix that more than offset cost of goods inflation.

Gross profit for the first nine months of Fiscal 2011 rose 19% to $2.5 billion. Gross profit margin increased 130 basis points to 59.2%, primarily due to improved retail segment margins worldwide and overall channel mix.

Operating Expenses. Operating expenses increased 20% in the third quarter to $662 million from $551 million in the third quarter of Fiscal 2010. Operating expense margin was 42.7%, 160 basis points below the comparable prior year period. The growth in operating expenses primarily reflects incremental costs associated with newly transitioned Asian operations and continued investment in the Company’s strategic growth initiatives. The lower operating expense margin comes as a result of strong sales growth and continued expense discipline and despite incremental expenses associated with business expansion and newly transitioned operations.

Operating expenses in the first nine months of Fiscal 2011 were $1.8 billion, 13% greater than the prior year period. Operating expense margin was 42.0%, 120 basis points below the first nine months of Fiscal 2010, as strong sales growth and continued expense discipline more than offset incremental costs associated with newly transitioned Asian operations and continued investment in the Company’s strategic growth initiatives.

Operating Income. Operating income for the third quarter of Fiscal 2011 rose 43% to $246 million from $173 million in the third quarter last year. Operating margin was 15.9%, representing a 200 basis point improvement compared to the third quarter last year, primarily due to the higher gross profit margin and the leveraging of operating expenses described above.

For the first nine months of Fiscal 2011, operating income increased 36% to $728 million from $535 million in the prior year period. Operating margin for the first nine months of Fiscal 2011 was 17.2%, 250 basis points stronger than the prior year period. The expansion in operating margin reflects double-digit sales growth, gross profit margin expansion and disciplined expense management that more than offset incremental expenses associated with newly transitioned operations and business expansion.

—
Wholesale Operating Income. Wholesale operating income increased 21% in the third quarter of Fiscal 2011 to $130 million from $108 million last year. Wholesale operating margin was 19.3% in the third quarter, 10 basis points above the prior year period, primarily as a result of operating expense leverage that more than offset cost of goods inflation.

Wholesale operating income increased 18% in the first nine months of Fiscal 2011 to $476 million from $402 million last year. Wholesale operating margin for the first nine months of Fiscal 2011 was 23.5%, 110 basis points stronger than the prior year period, primarily a result of higher global shipment volumes, favorable product mix and disciplined operational management.

—
Retail Operating Income. Retail operating income was $153 million, 52% greater than the $100 million achieved in the third quarter of Fiscal 2010, and retail operating margin was 18.6% compared to 15.8% in the prior year period. The growth in retail operating income and the expansion in margin are a result of strong comparable store sales growth, higher full-price sell-through rates across most retail concepts and disciplined operational management.  The improved retail segment profitability was partially offset by expenses related to newly assumed Asian operations and start-up costs associated with international e-commerce development efforts.

Retail operating income increased 54% in the first nine months of Fiscal 2011 to $362 million from $236 million in the prior year period, and the retail operating margin was 17.5%, 370 basis points greater than the first nine months of Fiscal 2010. The growth in retail operating income and the expansion in margin are a result of broad-based profit improvement across most retail concepts worldwide, primarily due to the growth in comparable store sales, higher full-price sales and disciplined operational management. The improved retail segment profitability was partially offset by expenses related to newly assumed Asian operations and start-up costs associated with international e-commerce development efforts.

—
Licensing Operating Income. Licensing operating income increased 23% to $30 million from $24 million in the third quarter of Fiscal 2010, primarily due to lower net costs associated with the transition of formerly licensed operations to directly controlled operations.

Licensing operating income for the first nine months of Fiscal 2011 rose 10% to $81 million from $73 million in the prior year period, primarily due to lower net costs associated with the transition of formerly licensed operations to directly controlled operations that were partially offset by a decline in licensing revenues.

Net Income and Diluted EPS. Net income for the third quarter of Fiscal 2011 grew 52% to $168 million from $111 million last year. Net income per diluted share rose 56% to $1.72 per share from $1.10 last year.  The growth in net income and diluted EPS results for the third quarter of Fiscal 2011 principally relates to the higher operating income discussed above. In addition, an effective tax rate of 29% in the third quarter of Fiscal 2011 compares to 33% in the prior year period. The lower effective tax rate reflects the favorable resolution of discrete tax items that was partially offset by a greater proportion of earnings generated in higher taxed jurisdictions this fiscal year.

Net income for the first nine months of Fiscal 2011 rose 35% to $494 million from $365 million last year. Net income per diluted share of $5.01 in the first nine months of Fiscal 2011 was 39% greater than the $3.60 earned in the prior year period. The growth in net income and diluted EPS results for the first nine months of Fiscal 2011 was partially offset by an effective tax rate of 31% compared to 30% in the prior year period, as a greater proportion of earnings were generated in higher taxed jurisdictions during the first nine months of Fiscal 2011.

Third Quarter Fiscal 2011 Balance Sheet Review

The Company ended the third quarter of Fiscal 2011 with $1.3 billion in cash and investments, or $1.0 billion in cash and investments net of debt, both approximately in line with the prior year period’s levels.

The Company had $78 million in capital expenditures in the third quarter compared to $51 million in the prior year period. The third quarter ended with inventory up 28% to $698 million from $545 million in the third quarter of last year. Excluding the incremental inventory to support newly transitioned Asian operations, consolidated inventory rose 19% in the third quarter of Fiscal 2011 from the comparable period last year. The growth in inventory reflects an investment to support strategic merchandising programs, the early receipt of goods compared to the prior year period and the inflationary impact on cost of goods. The Company’s return on equity for the last twelve month period ending with the third quarter of Fiscal 2011 was 20% and its return on investment was 40% for the same time frame.

Global Retail Store Network

The Company ended the third quarter of Fiscal 2011 with 376 directly operated stores, comprised of 110 Ralph Lauren stores, 62 Club Monaco stores, 191 Polo factory stores and 13 Rugby stores. The Company also operated 520 concession shop locations worldwide at the end of the third quarter. In conjunction with the transition of formerly licensed South Korean operations on January 1, 2011, the Company assumed control of 4 directly operated stores and 179 concession shop locations at the end of the quarter. In addition to Company-operated locations, global licensing partners operated 76 Ralph Lauren stores and 56 Club Monaco stores and dedicated shops at the end of the third quarter.

Fiscal 2011 Outlook

Fiscal 2011 is a 52-week period and compares to a 53-week duration for Fiscal 2010. The Company expects consolidated revenues for Fiscal 2011 to increase by a low double-digit percentage, including a net unfavorable foreign currency translation effect. Beginning in the fourth quarter, results for the newly transitioned South Korean operations will be reflected in the Company’s retail segment. Due to the stronger than expected year to date operating performance, the Company has raised its profit outlook for Fiscal 2011. The Company now expects its operating margin rate for the full year Fiscal 2011 period to be approximately equivalent to Fiscal 2010’s level, which compares to a prior expectation of a 50 basis point contraction. The full year Fiscal 2011 tax rate is currently estimated to be 32%.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Wednesday, February 9, 2011, at 9:00 a.m. Eastern. Listeners may access a live broadcast of the conference call on the Company’s investor relations website at

http://investor.ralphlauren.com or by dialing (719) 457-2713. To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Polo Ralph Lauren Third Quarter Fiscal Year 2011 conference call.

An online archive of the broadcast will be available by accessing the Company’s investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 1:00 P.M. Eastern, Wednesday, February 9, 2011 through 1:00 P.M. Eastern, Tuesday, February 15, 2011 by dialing (719) 457-0820 and entering passcode 5152340.

ABOUT POLO RALPH LAUREN

Polo Ralph Lauren Corporation (NYSE: RL) is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 43 years, Polo’s reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company’s brand names, which include Polo by Ralph Lauren, Ralph Lauren Purple Label, Ralph Lauren Collection, Black Label, Blue Label, Lauren by Ralph Lauren, RRL, RLX, Rugby, Ralph Lauren Childrenswear, American Living, Chaps and Club Monaco, constitute one of the world’s most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

This press release and oral statements made from time to time by representatives of the Company contain certain “forward-looking statements” within the meaning of the federal securities laws and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward looking statements include statements made concerning current expectations about the Company’s future results, plans, strategies and condition, and may include, without limitation, statements regarding dividends, share repurchases, revenues, store openings, gross margins, expenses and earnings. Investors are cautioned that such forward looking statements are inherently subject to risks and uncertainties, many of which can not be predicted with accuracy, and some of which might not be anticipated. Actual results might differ materially from those projected in the forward-looking statements. Among the factors that could cause actual results to differ include, among other things, changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors, changes in the U.S. or global economy and other events leading to a reduction in discretionary consumer spending; risks associated with the Company’s dependence on sales to a limited number of large department store customers, including risks related to extending credit to customers; risks associated with the Company’s dependence on its licensing partners for a substantial portion of its net income and risks associated with a lack of operational and financial control over licensed businesses; risks associated with changes in social, political, economic and other conditions affecting foreign operations or sourcing (including foreign exchange fluctuations, the price of raw materials, transportation or labor costs) and the possible adverse impact of changes in import restrictions; risks associated with uncertainty relating to the Company’s ability to implement its growth strategies, manage its inventory or its ability to successfully integrate acquired businesses, such as recently acquired Asian operations; consequences attributable to the events that are currently taking place in the Middle East, as well as from any terrorist action, retaliation and the threat of further action or retaliation; risks arising out of litigation or trademark conflicts, and other risk and uncertainties identified in the Company’s securities filings including those in its Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to update publicly or revise any forward-looking statements, including, without limitation, any estimate regarding revenue or earnings, whether as the result of new information, future events or otherwise.

POLO RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with Generally Accepted Accounting Principles (GAAP)
(In millions)
(Unaudited)

	January 1,	April 3,	December 26,
	2011	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$643.4	$563.1	$973.8
Short-term investments	599.4	584.1	316.9
Accounts receivable, net of allowances	338.1	381.9	262.9
Inventories	697.7	504.0	545.1
Deferred tax assets	82.3	103.0	112.6
Prepaid expenses and other	152.2	139.7	139.1

Total current assets	2,513.1	2,275.8	2,350.4

Non-current investments	65.5	75.5	43.3
Property and equipment, net	756.4	697.2	644.0
Deferred tax assets	137.5	101.9	103.6
Goodwill	996.7	986.6	1,000.5
Intangible assets, net	392.0	363.2	342.9
Other assets	147.4	148.7	166.7

Total assets	$5,008.6	$4,648.9	$4,651.4

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$176.5	$149.8	$154.7
Income tax payable	39.9	37.8	72.9
Accrued expenses and other	576.1	559.7	527.4

Total current liabilities	792.5	747.3	755.0

Long-term debt	275.1	282.1	298.3
Non-current liability for unrecognized tax benefits	144.7	126.0	129.7
Other non-current liabilities	383.3	376.9	392.3

Total liabilities	1,595.6	1,532.3	1,575.3

Equity:
Common stock	1.2	1.2	1.1
Additional paid-in-capital	1,394.2	1,243.8	1,196.6
Retained earnings	3,381.0	2,915.3	2,811.1
Treasury stock, Class A, at cost	(1,545.4)	(1,197.7)	(1,120.1)
Accumulated other comprehensive income	182.0	154.0	187.4

Total equity	3,413.0	3,116.6	3,076.1

Total liabilities and equity	$5,008.6	$4,648.9	$4,651.4

POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with Generally Accepted Accounting Principles (GAAP)
(In millions, except per share data)
(Unaudited)

		Three Months Ended
	January 1,	December 26,
	2011	2009

Wholesale Net Sales	$676.3	$560.3
Retail Net Sales	821.6	635.3

Net Sales	1,497.9	1,195.6

Licensing Revenue	50.1	48.3

Net Revenues	1,548.0	1,243.9

Cost of Goods Sold (a)	(640.1)	(520.2)

Gross Profit	907.9	723.7
Selling, General & Administrative Expenses (a)	(655.4)	(540.4)
Amortization of Intangible Assets	(6.3)	(5.3)
Impairment of Assets	-	(4.9)
Restructuring Charges	0.1	(0.6)
Total Operating Expenses	(661.6)	(551.2)

Operating Income	246.3	172.5

Foreign Currency Gains (Losses)	(2.6)	(1.2)

Interest Expense	(4.3)	(4.6)

Interest and Other Income, Net	1.8	1.2

Equity in Income (Loss) of Equity-Method Investees	(2.8)	(2.4)

Income Before Provision for Income Taxes	238.4	165.5

Provision for Income Taxes	(70.0)	(54.4)

Net Income	$168.4	$111.1

Net Income Per Share - Basic	$1.76	$1.12

Net Income Per Share - Diluted	$1.72	$1.10

Weighted Average Shares Outstanding - Basic	95.5	98.8

Weighted Average Shares Outstanding - Diluted	98.1	101.4

Dividends declared per share	$0.10	$0.10

(a) Includes total depreciation expense of:	$(44.1)	$(38.8)

POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with Generally Accepted Accounting Principles (GAAP)
(In millions, except per share data)
(Unaudited)

		Nine Months Ended
	January 1,	December 26,
	2011	2009

Wholesale Net Sales	$2,026.1	$1,796.4
Retail Net Sales	2,072.9	1,708.8

Net Sales	4,099.0	3,505.2

Licensing Revenue	134.4	136.6

Net Revenues	4,233.4	3,641.8

Cost of Goods Sold (a)	(1,725.4)	(1,532.1)

Gross Profit	2,508.0	2,109.7

Selling, General & Administrative Expenses (a)	(1,760.2)	(1,545.0)
Amortization of Intangible Assets	(18.5)	(15.7)
Impairment of Assets	-	(6.6)
Restructuring Charges	(1.4)	(7.3)
Total Operating Expenses	(1,780.1)	(1,574.6)

Operating Income	727.9	535.1

Foreign Currency Gains (Losses)	(1.2)	(2.9)

Interest Expense	(13.2)	(16.8)

Interest and Other Income, Net	5.2	10.4

Equity in Income (Loss) of Equity-Method Investees	(4.8)	(3.9)

Income Before Provision for Income Taxes	713.9	521.9

Provision for Income Taxes	(219.5)	(156.5)

Net Income	$494.4	$365.4

Net Income Per Share - Basic	$5.15	$3.69

Net Income Per Share - Diluted	$5.01	$3.60

Weighted Average Shares Outstanding - Basic	96.0	99.1

Weighted Average Shares Outstanding - Diluted	98.7	101.5

Dividends declared per share	$0.30	$0.20

(a) Includes total depreciation expense of:	$(124.3)	$(117.8)

POLO RALPH LAUREN CORPORATION
OTHER INFORMATION
(In millions)
(Unaudited)

SEGMENT INFORMATION

The net revenues and operating income for the periods ended January 1, 2011 and December 26, 2009 for each segment were as follows:

	Three Months Ended		Nine Months Ended
	January 1,	December 26,	January 1,	December 26,
	2011	2009	2011	2009

Net revenues:
Wholesale	$676.3	$560.3	$2,026.1	$1,796.4
Retail	821.6	635.3	2,072.9	1,708.8
Licensing	50.1	48.3	134.4	136.6
Total Net Revenues	$1,548.0	$1,243.9	$4,233.4	$3,641.8

Operating Income (Loss):
Wholesale	$130.3	$107.5	$475.9	$402.0
Retail	152.9	100.4	362.0	235.7
Licensing	29.7	24.1	80.8	73.3
	312.9	232.0	918.7	711.0
Less:
Unallocated Corporate Expenses	(66.2)	(58.9)	(190.8)	(168.6)
Unallocated legal and restructuring (charges) reversals, net	(0.4)	(0.6)	-	(7.3)
Total Operating Income	$246.3	$172.5	$727.9	$535.1

SEGMENT RECLASSIFICATION BRIDGE
The information set forth below reflects the adjustments made to reclassify segment level data related to the Company’s concession shop arrangements to its Retail segment from its Wholesale segment.

	Q3 Fiscal 2010	YTD Fiscal 2010
Net revenues
Wholesale	$(43.2)	$(141.2)
Retail	43.2	141.2

Operating income/(loss)
Wholesale	$0.4	$(1.7)
Retail	(0.4)	1.7

Depreciation and amortization
Wholesale	$(1.5)	$(4.0)
Retail	1.5	4.0

Constant Currency Financial Measures
(In millions)
(Unaudited)

Same - Store Sales Data

	Three Months Ended		Nine Months Ended
	January 1, 2011		January 1, 2011
	As Reported	Constant Currency	As Reported	Constant Currency
Ralph Lauren Stores (a)	7%	6%	3%	2%
Factory Stores	15%	16%	11%	12%
Club Monaco	12%	12%	15%	15%
RalphLauren.com	33%	33%	24%	24%
Total	15%	15%	10%	11%
(a) Includes comparable sales for concession shops.

Operating Segment Data

	Three Months Ended		Percent Change
	January 1, 2011	December 26, 2009	As Reported	Constant Currency
Wholesale Net Sales	$676.3	$560.3	20.7%	20.9%
Retail Net Sales	821.6	635.3	29.3%	28.7%
Net Sales	1,497.9	1,195.6	25.3%	25.1%
Licensing Revenue	50.1	48.3	3.7%	3.3%
Net Revenue	$1,548.0	$1,243.9	24.4%	24.2%

	Nine Months Ended		Percent Change
	January 1, 2011	December 26, 2009	As Reported	Constant Currency
Wholesale Net Sales	$2,026.1	$1,796.4	12.8%	14.0%
Retail Net Sales	2,072.9	1,708.8	21.3%	21.2%
Net Sales	4,099.0	3,505.2	16.9%	17.5%
Licensing Revenue	134.4	136.6	(1.6%)	(2.0%)
Net Revenue	$4,233.4	$3,641.8	16.2%	16.8%

Polo Ralph Lauren is a global company that reports its financial information in U.S. dollars, in accordance with U.S. GAAP (“GAAP”). Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars because the underlying currencies in which the Company transacts change in value over time compared to the U.S. dollar. These rate fluctuations can have a significant effect on reported operating results. As a supplement to its reported operating results, the Company presents constant currency financial information, which is a non-GAAP financial measure. The Company uses constant currency information to provide a framework to assess how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. The Company believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in its businesses. These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP.

Polo Ralph Lauren
Investor Relations:
James Hurley, 212-813-7862
or
Corporate Communications:
Julie Berman, 212-583-2262